Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made as of March 2, 2025 (the “Effective Date”), by and between Arbutus Biopharma Corp., a British Columbia corporation (“Arbutus”), and Genevant Sciences GmbH, a limited liability company organized and existing under the laws of Switzerland (“Genevant”). Arbutus and Genevant may be referred to herein individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, Arbutus and Genevant (as assignee of Genevant Sciences Ltd.): (a) are parties to that certain Cross License Agreement dated as of April 11, 2018, as amended (the “Cross License Agreement”); and (b) are co-plaintiffs in the pending U.S. patent litigation captioned Arbutus Biopharma Corp. and Genevant Sciences GmbH v. Moderna, Inc. and ModernaTX, Inc., Civil Action No. 22-252-MSG (D. Del.) related to Moderna’s Covid-19 vaccine known as Spikevax (the “US Patent Litigation”);

WHEREAS, Genevant is or will be, together with Arbutus in some cases, plaintiff in certain cases related to the US Patent Litigation in jurisdictions outside of the United States (collectively, the “Ex-US Patent Litigation” and, together with the US Patent Litigation, the “Patent Litigation”);

WHEREAS, Moderna TX, Inc. (“Moderna”) and its affiliates hold a nonexclusive sublicense under the Licensed Technology to Develop and Commercialize MRNA Constructs encoding for respiratory virus strain fusion protein (RSV-F) (as defined in Appendix A of the Sublicense Agreement) in the Field of Use in the Territory (all such capitalized terms as defined in the Sublicense Agreement) pursuant to that certain Non-Exclusive License Agreement by and between Acuitas Therapeutics Inc. (“Acuitas”) and Moderna dated October 12, 2016 (the “Sublicense Agreement”);

WHEREAS, Arbutus alleges that Moderna is in material breach of the Sublicense Agreement by its failure to pay development milestone payments following various marketing approvals of its mRESVIA vaccine and by its failure to pay royalty payments on net sales of its mRESVIA vaccine;

WHEREAS, Arbutus desires to terminate the Sublicense Agreement for material breach, which termination, upon becoming effective, would benefit Genevant at least by removing the rights sublicensed to Moderna under the Sublicense Agreement from the exceptions to the exclusivity of Genevant’s license under the Cross License Agreement;

WHEREAS, the Parties wish to memorialize their mutual intent that Arbutus receive any recovery from Moderna or its affiliates in the Patent Litigation that is specifically allocated to mRESVIA;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. If:

(a)       any court before which any lawsuit included in the Ex-US Patent Litigation is as of the Effective Date or thereafter becomes pending specifically allocates, as a part of the total damage award, damages for infringing acts related specifically to mRESVIA; or

(b)       Genevant settles any of the Patent Litigation and such settlement specifically allocates, as a part of the total settlement amount, (past or future) damages related specifically to mRESVIA (clause (a) and/or (b), as the case may be, the “mRESVIA Damages”);

then, conditional upon actual receipt by Genevant of the damages awarded or the settlement amount agreed, Arbutus shall be entitled to recover the mRESVIA Damages available prior to any allocation of Remaining Proceeds (as defined in the Cross License Agreement) pursuant to Section 5.3(f)(ii) of the Cross License Agreement.

2. If:

(a)       any court before which any lawsuit that (i) is included the Ex-US Patent Litigation is as of the Effective Date or thereafter becomes pending (ii) seeks damages for acts of infringement specific to mRESVIA

(A)       finds that there have been infringing acts related specifically to mRESVIA; and

(B)       awards damages but does not specifically allocate mRESVIA Damages; or

(b)       Genevant settles any of the Patent Litigation and such settlement does not include a specific allocation of mRESVIA Damages;

then:

(1)       the Parties shall discuss in good faith an appropriate allocation of mRESVIA Damages from the amount of such damage award or settlement agreed, taking into account the first priority of cost recovery pursuant to Section 5.3(f) of the Cross License Agreement, Moderna’s revenue figures for mRESVIA and Spikevax for all relevant periods, and any other relevant factors; and

(2)       Arbutus shall be entitled to recover the allocation of mRESVIA Damages agreed by the Parties conditional upon actual receipt by Genevant of the damages awarded or the settlement amount agreed.

In the event the Parties are unable to reach agreement on an appropriate allocation of mRESVIA Damages after good faith discussions, then such allocation shall be finally determined in good faith by the Board of Directors of Genevant Sciences Ltd.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed on their own behalf or by their respective representatives thereunto duly authorized, all as of the Effective Date.

ARBUTUS BIOPHARMA CORP.	GENEVANT SCIENCES GMBH

By: /s/ Lindsay Androski	By: /s/ Markus Rohrwild
Name: Lindsay Androski	Name: Markus Rohrwild
Title: Chief Executive Officer	Title: Managing Director